Exhibit 10.1

July 13, 2022

To:	Yehu Ofer, ID * * *

Employment Agreement

Dear Yehu,

We are pleased to extend you this offer of employment in ScoutCam Ltd., an Israeli company number 515950400, with offices at 7A Gan Hata’asiya St., Omer, Israel (the “Company”). This letter sets forth the terms of your employment, which, if you accept by countersigning below, will govern your employment with the Company (the “Employment Agreement”).

1.	Duties, Obligations and Consents

1.1	Commencing on October 18, 2022 (the “Commencement Date”) you shall be engaged in the position of Chief Executive Officer, in a fulltime position, and shall report to the Board of Directors of the Company (the “Board”).

1.2	You shall use your best endeavors to promote the interests of the Company. You shall devote all of your business and professional time, attention, energy, skill, learning and best efforts to the business and affairs of the Company. You shall use your best endeavors to protect the good name of the Company and shall not perform any act that may bring the Company into disrepute.

1.3	In the event that you discover that you have, or might have at some point in the future, any direct or indirect personal interest in any of the Company’s business, or a conflict of interest with your employment duties and functions, you shall immediately inform the Board upon such discovery.

1.4	You shall not engage, directly or indirectly, in any business, professional or commercial occupation outside your employment with the Company, whether or not such occupation is rendered for any gain, without the prior written approval of the Board, and subject to the terms of such approval.

1.5	You shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Company.

1.6	You hereby represent that no provision of any law, regulation, agreement or other source prohibits you from entering into this Employment Agreement and fulfilling all its terms.

1.7	You hereby undertake to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time.

1.8	You are aware of the need for frequent travel outside of Israel, for short or long periods, and hereby agree to perform such travel and stay inside and outside of Israel as may be necessary to fulfill your duties hereunder.

1.9	You consent, of your own free will and although not required to do so under law, that the information in this Employment Agreement and any information concerning you gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad (including to countries which have a different level of data protection that that existing in Israel). The Company undertakes that the information will be used, and transferred for legitimate business purposes only. Without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions, to the extent required while maintaining your right to privacy.

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1.10	You agree that the Company may monitor your use of their Systems and copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, in pursuit of the Company’s legitimate business interests, all in accordance with the Company’s policy as in force from time to time and subject to applicable law. For the purposes of this Section, the term “Systems” includes telephone, computers, computer system, internet server, electronic database and software, whether under your direct control or otherwise.

1.11	You hereby undertake to keep the contents of this Employment Agreement confidential and not to disclose the existence or contents of this Employment Agreement to any third party without the prior written consent of the Company, except for your immediate family members and your personal advisors who are subject to confidentiality obligations.

2.	Salary and Benefits

2.1	Your salary and benefits will be as detailed in Appendix A to this Employment Agreement, which forms an integral part hereof.

2.2	As you are employed hereunder in a management position, which requires a special degree of trust, the Hours of Work and Rest Law 1951, and any other law amending or replacing such law, does not apply to you or to your employment with the Company. You acknowledge that the consideration set for you hereunder nevertheless includes within it consideration that would otherwise have been due to you pursuant to such law.

3.	Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

Upon the signing of this Employment Agreement, you will sign a Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking in the form attached hereto as Appendix B, which constitutes an integral part hereof.

4.	Termination of Employment

4.1	Your employment shall commence as of the Commencement Date and shall continue for an un-fixed term, unless terminated in accordance with the terms of this Employment Agreement.

4.2	Termination of this Employment Agreement shall be by either party giving at least 3 months of prior written notice to the other party (“Prior Notice”). During the Prior Notice period, you shall continue to receive your salary and all other benefits according to this Agreement and should attend work, continue to perform your position within the Company and train your successor unless the Company instructs otherwise in writing.

4.3	Notwithstanding Section 4.2 above, the Company may, in its sole discretion:

- Terminate your employment without Prior Notice in whole or in part, by giving you notice together with payment in lieu of all or part of the Prior Notice, as the case may be, which shall include the salary and all other benefits according to this Agreement or payment of the value thereog. Your employment shall be deemed to have ceased on the date of the receipt of the notice from the Company; and/or

- Instruct you not to attend work during the Prior Notice period or any part of it.

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4.4	Notwithstanding the above, the Company shall be entitled to terminate this Employment Agreement forthwith, without Prior Notice or payment in lieu of notice, where any of the following apply: (i) breach of trust or your duty of loyalty, fraud, any act that constitutes or involves a conflict of interest between you and the Company that is not disclosed to the Company, and any material breach by you of the provisions set forth in Appendix B attached hereto, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (ii) any willful misconduct or willful failure to perform any legal directive of the Board, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iii) you have deliberately caused significant harm to the Company’s business, affairs or reputation, which, if capable of cure, was not cured within seven (7) days of written notice by the Company with respect thereto; (iv) admission or conviction of, or entry of any plea of guilty or nolo contendere by you for any felony or other criminal act involving moral turpitude; (v) your involvement in sexual harassment in connection with your employment; or (vi) any other circumstances constituting basis for termination without prior written notice and/or severance payment under applicable law.

4.5	Upon termination of this Employment Agreement or at such other time as directed by the Company, you shall immediately return to the Company each and every asset (including documents and information) in your possession or control which belongs, or has been entrusted, to the Company. Furthermore, upon termination of this Employment Agreement, or at such other time as directed by the Company, you shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of your work.

5.	General

5.1	All of the payments and benefits provided to you under this Employment Agreement are gross amounts and shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

5.2	The Company shall be entitled to set-off any amount owed to the Company by you from any source whatsoever from any amount owed by the Company to you from any source whatsoever.

5.3	This Employment Agreement is personal, and the terms and conditions of your employment shall be solely as set forth herein. You shall not be entitled to any payment, right or benefit which is not expressly mentioned in this Employment Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees unless required under law.

5.4	This Employment Agreement, after confirmed by you, shall contain the entire understanding between the Company and yourself with respect to your employment by the Company and all prior negotiations, agreements, offer letters, commitments and understandings (whether written or oral) not expressly contained herein shall be null and void in their entirety.

5.5	This Employment Agreement and your employment by the Company shall be governed by and construed in accordance with the laws of Israel.

5.6	This Employment Agreement constitutes a Notification of Employment Conditions pursuant to the Notice to the Employee and Job Candidate Law (Employment Conditions and Candidate Screening and Selection), 5762-2002.

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PLEASE READ THIS EMPLOYMENT AGREEMENT CAREFULLY AND RETURN IT SIGNED TO THE COMPANY.

Yours sincerely,
ScoutCam Ltd.
By:	/s/ Benad Goldwasser
Name:	Benad Goldwasser, Chairman
Date:	13/7/2022

CONFIRMATION

I hereby confirm that I have read the above Employment Agreement, I understand it and agree with its contents.

Yehu Ofer	/s/ Yehu Ofer	13.07.2022
Employee	Signature	Date

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Appendix A

Salary and Benefits

1.	Salary

1.1	The Company shall pay you a gross monthly salary of NIS 70,000 (the “Salary”).

1.2	The Salary for each month shall be payable in arrears within nine (9) calendar days of the first day of the following calendar month.

1.4	You shall be entitled to receive an amount in respect of inflationary adjustment as announced from time to time, in accordance with the law (“Tosefet Yoker”).

2.	Vacation

2.1	You shall be entitled to 23 working days’ vacation in each calendar year.

2.2	The accrual of vacations days shall be in accordance with the Company’s policy as in effect from time to time. Currently, according to the Company’s policy, vacation days may be carried forward from one calendar year to the next to the extent permitted by law, provided that you use at least 5 working days each year and that you shall not be entitled to accumulate more than 30 days’ vacation entitlement at any one time. Any amounts exceeding such limit, shall be cancelled by the Company and, for the avoidance of doubt, shall not be paid out on termination.

3.	Sick Leave

You shall be entitled to sick leave according to law. Notwithstanding the aforesaid, you will be entitled to your full Salary from the first day of your sick leave. You shall not be entitled to any compensation with respect to unused sick leave.

4.	Recuperation Pay

You shall be paid recuperation pay as required by law.

5.	Car

5.1	The Company shall provide you with a Company car of a reasonable make and size subject to your discretion (the “Company Car”) with all maintenance and usage expenses paid by the Company subject to Company’s policy and with you to bear any and all liability and costs in relation to traffic, parking and other fines and any damage or other costs not covered by the Company Car insurance policy, including self participation fee.

5.2	You shall take good care of the Company Car and undertake not to allow others to use the Company Car, except for members of your immediate family and employees of the Company approved by the Company.

5.3	You shall act in accordance with applicable law, the Company Car policy and any insurance policy applicable to the Company Car, all as in effect from time to time.

5.4	You shall bear all taxes associated with this car benefit under any applicable law.

5.5	You shall return the Company Car, and any keys thereto, to the Company no later than the termination date of your employment. You shall have no rights of lien with respect to the Company Car.

5.6	The receipt of this car benefit is in place of any travel expenses to which you would otherwise be entitled at law.

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6.	Severance Pay and Pension Arrangement

6.1	You shall be entitled to contributions to a pension arrangement of your choice (the “Pension Arrangement”), at the following monthly rates:

(a)	The Company shall contribute:

(i)	8.33% of the Salary towards the severance pay component; and

(j)	6.5% of the Salary towards the pension component. In the case you are insured in a managers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance (ביטוח אבדן כושר עבודה) as applicable from time to time, ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the “Pension Order 2016”). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure you in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

(b)	The Company shall also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.

6.2	It is hereby agreed that the settlement regulated in the General Order as amended (attached as Appendix C) published under section 14 of the Severance Pay Law 1963 applies. The Company’s contributions to the your Pension Arrangement will therefore constitute your entire entitlement to severance pay in respect of the paid Salary, in place of any severance pay to which you otherwise may have become entitled at law.

6.3	The Company waives all rights to have its payments refunded, unless your right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law or in the event that you withdraw monies from the pension arrangement in circumstances other than an Entitling Event, where an “Entitling Event” means death, disablement or retirement at the age of 60 or over.

7.	Further Education Fund Contributions

The Company shall make monthly Further Education Fund contributions as follows: 7.5% of Salary paid by the Company on its account and 2.5% of Salary to be deducted by the Company from such Salary to be paid on your account. You shall bear any and all taxes applicable in connection with amounts payable by you and/or Company to the said Further Education Fund.

8.	Bonus

8.1	You shall be entitled to an annual bonus pursuant to certain predetermined measurable objectives, which objectives shall be agreed between you and the Chairman of the Board and which shall be approved by the Board, not later than January 31st of each calendar year with respect to such calendar year (starting in the calendar year of 2023) (the “Bonus” and “Objectives” respectively). The degree of achievement of such Objectives shall be determined by the Board in its sole discretion, and shall be conclusively binding on the parties.

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Through such time the Company is profitable, and subject to meeting the applicable Objectives, the Company will recommend the board of directors of the Parent to grant you restricted stock units of the Parent (“RSUs”) in lieu of the Bonus, under the terms and conditions, as shall be determined by the board of directors of the Parent. The number of RSUs will be recommended by the Compensation Committee of the Parent and approved by the board of directors of Parent, consistent with meeting the Objectives. The RSUs will be subject to the provisions of the applicable equity plan under which the RSUs will be granted and the respective award agreement. The grant of any RSUs shall be further conditional upon the receipt of all approvals required under any applicable law including any applicable tax laws, and the execution and delivery by you of an award agreement and all other instruments required by the board of directors of the Parent with respect to such RSUs. For the avoidance of doubt, it is clarified that any taxes due with respect to the RSUs and participation in the equity plan shall be borne solely by you and that the Company and the Parent shall be entitled to withhold tax in respect of such RSUs as it deems required under applicable law.

8.2	In a year where only a partial year is worked, any Bonus payment (if any) will be pro-rated in accordance with the portion of the year in which you have been actually employed (not including any Prior Notice, whether given by you or the Company).

8.3	To avoid any doubt, where your employment is terminated in circumstances set out in section 4.4 of the Employment Agreement, you will not be entitled to any Bonus not yet paid.

8.4	Where any Bonus is paid to you hereunder, being a conditional payment, it shall not constitute a salary component for any purpose, including for the purpose of calculating any fringe benefits.

9. Share Option

Following the execution of this Employment Agreement, and conditional upon the continuance of your engagement with the Company, the Company will recommend to the Board of Directors of the ScoutCam Inc. the Company’s parent company (“Parent”) to grant you an aggregate of options to purchase a total of 300,000 common stock of the Parent (the “Options”), with an exercise price of US$ 4.5 per share. Such recommendation will further provide that the Options shall vest and become exercisable under the following schedule: 33.33% of the shares covered by the Options, on the first anniversary of the Commencement Date, and 8.33% of the shares covered by the Options at the end of each subsequent three-month period thereafter over the course of the subsequent 2 years, and that each of the outstanding Options shall immediately vest upon the occurrence of the following: (i) the sale of all or substantially all of the assets of the Parent, (ii) the sale of more than fifty percent (50%) of the outstanding common stock of the Parent in a non-public sale, (iii) the dissolution or liquidation of the Parent, or (iv) any merger, share exchange, consolidation or other reorganization or business combination of the Parent if immediately after such transaction either (A) persons who were directors of the Parent immediately prior to such transaction do not constitute at least a majority of the directors of the surviving entity, or (B) persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the Parent immediately prior to such transaction. The grant of the Options as well as the terms and conditions applicable thereto shall be subject to the sole discretion of the board of directors of the Parent and shall be subject to the provisions of the applicable equity plan under which the Options will be granted and the respective option agreement. The grant of any Options shall be further conditional upon the receipt of all approvals required under any applicable law including any applicable tax laws, and the execution and delivery by you of an option agreement and all other instruments required by the board of directors of the Parent with respect to such Options. For the avoidance of doubt, it is clarified that any taxes due with respect to the Options and participation in the equity plan shall be borne solely by you and that the Company and the Parent shall be entitled to withhold tax in respect of such Options as it deems required under applicable law. It is further clarified that nothing herein is intended to constitute a grant of, or entitle you to, the Options or any other rights with respect to the share capital of the Parent, and the only obligation of the Company hereunder is to make the recommendation referred to above.

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10.	Cell Phone

The Company shall provide you with a cell phone for your use in order to perform your obligations under this Employment Agreement. The Company shall pay the monthly charges for the cell phone, according to its policy, as in effect from time to time. You shall bear all taxes applicable to you in connection with the said cell phone. No later than the termination date of your employment, you shall return possession the cell phone to the Company.

11.	Business Expenses

The Company shall reimburse you for necessary and customary business expenses incurred by you, in accordance with the Company’s policy, as shall be in effect from time to time. The Company shall provide a credit card for your business expenses, and use thereof shall be according to Company policy.

For business travel longer than 5 hours, you shall travel in business class, subject to the Company’s policies.

12.	D&O Insurance and Indemnification and Release

The Company shall insure you under its Directors and Officers Insurance (as applicable the other senior officers and directors of the Company), all according to the terms of its policy, as shall be from time to time. The Company shall provide you with a letter of indemnification and release (exculpation) under the same terms as those applicable to the other senior officers and directors of the Company.

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Appendix B

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

I, Yehu Ofer am employed by ScoutCam Ltd. (“Company”) pursuant to an employment agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix B (“Employment Agreement”).

I acknowledge that in the course of my employment with the Company I will become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

1.	Confidential Information and Confidentiality

1.1	I am aware that I may have access to or be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Employment Agreement, other than the terms of this Undertaking (“Confidential Information”). For the purposes of this agreement, Confidential Information includes but is not limited to:

A.	Technical information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as manufacturing and/or research processes or strategies; computer product, process and/or devices; software product; and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items;

B.	Business information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as information relating to the Group’s employees (including information related to performance, skillsets, and compensation); actual and anticipated relationships between the Company and/or the Group and other companies; financial information; information relating to customer or vendor relationships; product pricing, customer lists, customer preferences, financial information, credit information; and similar items; and

C.	Information relating to future plans of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.

1.2	During the term of the Employment Agreement and at all times thereafter I shall keep confidential, and shall not except in the proper performance of my employment duties use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to information that I can provide evidence that is already in the public domain through no fault of my own, or to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure shall be limited to the extent expressly required.

1.3	Without derogating from the generality of the foregoing, I confirm that:

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1.3.1	Except in the proper performance of my employment duties, I shall not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Board.

1.3.2	I shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.

1.3.3	Upon termination of my employment, or at the earlier request of my direct manager I shall deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or came to my possession howsoever, and I shall not retain copies thereof in whatever form.

2.	Non-Competition and Non-Solicitation

I hereby covenant that throughout the term of the Employment Agreement and for a period of twelve (12) months thereafter:

2.1	I shall not, directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business which competes with, or proposes to compete with the Group;

2.2	I shall not, whether directly or indirectly, in any way:

2.2.1	canvass, solicit, or endeavour to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during my employment was or is:

2.2.1.1	a supplier to, investor, customer, partner, joint venturer or licensor of the Group or other commercial contractor of whatever nature;

2.2.1.2	in the habit of dealing with the Group;

2.2.1.3	an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or

2.2.1.4	negotiating or discussing becoming any of the above.

2.2.2	otherwise interfere with the relationship between any of the persons or entities listed in Section 2.2.1 and the Group (including by assisting another to interfere in such relationship).

2.3	I acknowledge that my obligations under this Section 2 are reasonable in light of my position and duties within the Company, the nature of the Group’s business, and the fact that the compensation to which I am entitled under the Employment Agreement has been calculated to include special consideration for my undertakings in this Section 2.

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3.	Intellectual Property

3.1	I shall promptly disclose to the Company all Intellectual Property which I have or which I may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with my employment with the Company and/or which use Confidential Information or other Group property (“Inventions”).

For the purposes of this Agreement, “Intellectual Property” shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the “Patent Law”)), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing

3.2	I further confirm that all Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and I shall not be entitled to, and I hereby waive now and in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith. This clause, constitute an express waiver of any rights I may have under Section 134 of the Patent Law.

3.3	Without derogating from the Group’s rights under this Undertaking or any law, I agree to assign and hereby automatically assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, on a worldwide basis, and I acknowledge now and in the future the Company’s full and exclusive ownership in all such Inventions. I shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.	No Conflicting Obligations

I have not and will not, at any time during the term of the Employment Agreement, use or disclose Confidential Information in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party, without their prior written consent.

I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.

5.	Notice to Offerors

I agree that if, during my employment with the Company or the period of the restrictions set out in Section 2, I receive an offer of employment or engagement, I will provide a copy of this Undertaking to the offeror as soon as is reasonably practicable after receiving the offer.

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6.	General

6.1	I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group shall hold me liable.

6.2	The terms of this Undertaking shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Undertaking.

6.3	My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.

6.4	My undertakings hereunder will be applicable to me during the term of my employment with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above shall be for the period specified in such Section.

6.5	This Undertaking shall be governed by and construed in accordance with the laws of Israel.

Yehu Ofer	/s/ Yehu Ofer	13.07.2022
Employee	Signature	Date

ScoutCam Ltd. hereby agrees to and accepts the assignment of all rights in the Inventions.

/s/ Benad Goldwasser
ScoutCam Ltd.		Date	13/7/2022
By:	Benad Goldwasser
Title:	Chairman

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Appendix C

General Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –

(A)	for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:

(1)	13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)	11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include –

(A)	the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)	an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, or in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)	This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.

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